StemCells, Inc. Announces Commencement of the Second Cohort of the Pathway™ Study in Cervical
Spinal Cord Injury

Phase II Study Designed to Assess the Potential of Human Neural Stem Cells
to Restore Motor Function

NEWARK, CA, June 4, 2015 (GLOBE NEWSWIRE) — StemCells, Inc. (Nasdaq:STEM), a world leader in the research and development of cell-based therapeutics for the treatment of central nervous system diseases and disorders, announced today that it has enrolled its first subject in Cohort 2 of its Phase II Pathway Study. The study is designed to assess the efficacy of the Company’s proprietary HuCNS-SC® platform technology (purified human neural stem cells) for the treatment of cervical spinal cord injury. Cohort 2 will enroll 40 patients and forms the single-blinded controlled arm of the Phase II study. The primary efficacy outcome being tested in Cohort 2 is the change in motor strength of the various muscle groups in the upper extremities innervated by the cervical spinal cord.

The Pathway Study is the first clinical trial designed to evaluate both the safety and efficacy of human neural stem cells transplanted into the spinal cord of patients with cervical spinal cord injury. Traumatic injuries to the neck can damage the cervical spinal cord and result in impaired sensation and motor function of the arms, legs, and trunk, also referred to as quadriplegia. The trial has 3 cohorts. The primary Cohort is Cohort 2 which is being conducted as a randomized, controlled, single-blind Cohort and efficacy will be primarily measured by assessing motor function according to the International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI). The trial will follow the participants for one year and will enroll up to 52 subjects.

Cohort 1 of the Pathway Study is an open-label, HuCNS-SC dose-escalation arm involving six patients. Safety data from all six subjects was reviewed by an independent Data Monitoring Committee and approval was provided to commence with Cohort 2. No safety or tolerability issues were seen at any of the dosing levels. The six-month outcome from Cohort 1 will be disclosed as interim data later this year.

Cohort 3 is an optional open label Cohort targeted to enroll 6 patients. This Cohort is designed to assess safety and preliminary efficacy in patients with less severe injuries (AIS C).

“The initiation of Cohort 2 begins the next phase of our clinical efforts towards a potential breakthrough therapy for spinal cord injury,” said Stephen Huhn, M.D., FACS, FAAP, Vice President, Clinical Research and Chief Medical Officer at StemCells, Inc. “This is the first blinded, controlled clinical trial to be conducted using human neural stem cells. The goal of this proof-of-concept study is to demonstrate the potential efficacy of our cells as a treatment for victims of spinal cord injury. We currently have seven sites enrolling patients and expect to reach a total of fourteen active North American sites by year end. Conducting a multi-center study on this scale should allow us to efficiently enroll the study.”

The Company completed enrollment and dosing in its open-label Phase I/II study in thoracic spinal cord injury in April 2014 and has reported top-line results. Sustained post-transplant gains in sensory function were demonstrated in seven of the twelve patients. Two patients in the Phase I/II study converted from a complete injury (AIS A) to an incomplete injury (AIS B). The final results also continue to confirm the favorable safety profile of the cells and the surgical procedure.

About the Pathway Cervical Spinal Cord Injury Clinical Trial

The Company’s Phase II Pathway Study, titled “Study of Human Central Nervous System (CNS) Stem Cell Transplantation in Cervical Spinal Cord Injury,” will evaluate the safety and efficacy of transplanting the Company’s proprietary human neural stem cells (HuCNS-SC cells), into patients with traumatic injury in the cervical region of the spinal cord. Conducted as a randomized, controlled, single-blind study, the trial will measure efficacy by assessing motor function according to the International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI). The primary efficacy outcome will focus on change in upper extremity strength. The trial will enroll approximately 52 subjects and follow the patients for 12 months post-transplant. The first cohort of six patients completed enrollment in April and was designed to establish the cell dose for onward testing in the second cohort of the study.

Information about the Company’s spinal cord injury program can be found on the StemCells, Inc. website at:

http://www.stemcellsinc.com/Clinical-Programs/SCI

Information on the Company’s pre-clinical spinal cord injury research, along with an animation on the science of HuCNS-SC cells for the treatment of spinal cord injuries, can be found at:

http://www.stemcellsinc.com/Science/Pre-Clinical-Studies/About-SCI

Information for patients interested in participating in the study is available at the Pathway website at:

http://www.sciresearchstudy.com

Additional information about the clinical trial is available at:

http://clinicaltrials.gov/ct2/show/NCT02163876

About HuCNS-SC Cells

StemCells, Inc. has demonstrated human safety data from completed and ongoing clinical studies in which its proprietary HuCNS-SC cells have been transplanted directly into all three components of the central nervous system: the brain, the spinal cord and the eye. StemCells, Inc. clinicians and scientists believe that HuCNS-SC cells may have broad therapeutic application for many diseases and disorders of the CNS. Because the transplanted HuCNS-SC cells have been shown to engraft and survive long-term in humans, there is the possibility of a durable clinical effect following a single transplantation. The HuCNS-SC platform technology is a highly purified composition of human neural stem cells (tissue-derived or “adult” stem cells). Manufactured under cGMP standards, the Company’s HuCNS-SC cells are purified, expanded in culture, cryopreserved, and then stored as banks of cells, ready to be made into individual patient doses when needed.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC® platform technology (purified human neural stem cells) as a potential treatment for disorders of the central nervous system (CNS). Top line data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) showed measurable gains involving multiple sensory modalities and segments, including the conversion of 2 of 7 patients enrolled in the study with complete injuries (AIS A) converting to incomplete injuries (AIS B), post-transplant. In addition to the completion of the Phase I/II thoracic SCI study and the ongoing Pathway Study, StemCells, Inc. has completed enrollment in its Phase I/II clinical trial in geographic atrophy of age-related macular degeneration (GA-AMD), the most severe form of dry AMD and the leading cause of blindness in the elderly. Based upon interim results for patients who had completed twelve months of follow-up, the Company reported reductions in the rate of progression in GA as compared to the untreated eye and the expected natural history of the disease. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination by MRI. Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the ability of HuCNS-SC cells to restore sensory function in patients with chronic spinal cord injury; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; and the likelihood that early signs of clinical efficacy can be replicated in future clinical studies. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD, or any other condition; uncertainties about whether data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Lena Evans
Russo Partners
(212) 845-4262

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